Exhibit 4.1
EXECUTION VERSION

AMN HEALTHCARE, INC.
THE GUARANTORS PARTY HERETO FROM TIME TO TIME

4.625% SENIOR NOTES DUE 2027
INDENTURE
Dated as of October 1, 2019

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Definitions 1

SECTION 1.02.	Other Definitions 30

SECTION 1.03.	Rules of Construction 31

SECTION 1.04.	No Incorporation by Reference of Trust Indenture Act 31

SECTION 1.05.	Limited Condition Acquisitions 31
ARTICLE II

THE NOTES

SECTION 2.01.	Amount of Notes 33

SECTION 2.02.	Form and Dating 33

SECTION 2.03.	Execution and Authentication 34

SECTION 2.04.	Registrar and Paying Agent 34

SECTION 2.05.	Paying Agent to Hold Money in Trust 35

SECTION 2.06.	Holder Lists 35

SECTION 2.07.	Transfer and Exchange 35

SECTION 2.08.	Replacement Notes 36

SECTION 2.09.	Outstanding Notes 36

SECTION 2.10.	Cancellation 37

SECTION 2.11.	Defaulted Interest 37

SECTION 2.12.	CUSIP Numbers, ISINs, Etc. 37

SECTION 2.13.	Calculation of Principal Amount of Notes 37
ARTICLE III

REDEMPTION

SECTION 3.01.	Redemption 38

SECTION 3.02.	Applicability of Article 38

SECTION 3.03.	Notices to Trustee 38

SECTION 3.04.	Selection of Notes to Be Redeemed 38

SECTION 3.05.	Notice of Optional Redemption 38

SECTION 3.06.	Effect of Notice of Redemption 39

SECTION 3.07.	Deposit of Redemption Price 40

SECTION 3.08.	Notes Redeemed in Part 40
ARTICLE IV

SECTION 4.01.	Payment of Notes 40

SECTION 4.02.	SEC Reports 40

SECTION 4.03.	Limitation on Indebtedness 42

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SECTION 4.04.	Limitation on Restricted Payments. 45

SECTION 4.05.	Limitation on Restrictions on Distributions from Restricted Subsidiaries 48

SECTION 4.06.	Limitation on Sales of Assets and Subsidiary Stock. 50

SECTION 4.07.	Limitation on Affiliate Transactions. 52

SECTION 4.08.	Change of Control. 54

SECTION 4.09.	Limitation on Liens. 55

SECTION 4.10.	Compliance Certificate 56

SECTION 4.11.	Future Guarantors 56

SECTION 4.12.	Further Instruments and Acts 56

SECTION 4.13.	Maintenance of Office or Agency. 56

SECTION 4.14.	Covenant Suspension 57
ARTICLE V

SUCCESSOR COMPANY

SECTION 5.01.	When Issuer May Merge or Transfer Assets. 58
ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01.	Events of Default 59

SECTION 6.02.	Acceleration 60

SECTION 6.03.	Other Remedies 61

SECTION 6.04.	Waiver of Past Defaults 61

SECTION 6.05.	Control by Majority 61

SECTION 6.06.	Limitation on Suits. 61

SECTION 6.07.	Contractual Rights of the Holders to Receive Payment 62

SECTION 6.08.	Collection Suit by Trustee 62

SECTION 6.09.	Trustee May File Proofs of Claim 62

SECTION 6.10.	Priorities 62

SECTION 6.11.	Undertaking for Costs 63

SECTION 6.12.	Waiver of Stay or Extension Laws 63
ARTICLE VII

TRUSTEE

SECTION 7.01.	Duties of Trustee. 63

SECTION 7.02.	Rights of Trustee. 64

SECTION 7.03.	Individual Rights of Trustee 66

SECTION 7.04.	Trustee’s Disclaimer 66

SECTION 7.05.	Notice of Defaults 66

SECTION 7.06.	[Reserved]. 66

SECTION 7.07.	Compensation and Indemnity 66

SECTION 7.08.	Replacement of Trustee. 67

SECTION 7.09.	Successor Trustee by Merger 68

SECTION 7.10.	Eligibility; Disqualification 68

SECTION 7.11.	Preferential Collection of Claims Against the Issuer 68
ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.	Discharge of Liability on Notes; Defeasance. 69

SECTION 8.02.	Conditions to Defeasance 70

SECTION 8.03.	Application of Trust Money 71

SECTION 8.04.	Repayment to Issuer 71

SECTION 8.05.	Indemnity for U.S. Government Obligations 72

SECTION 8.06.	Reinstatement 72
ARTICLE IX

AMENDMENTS AND WAIVERS

SECTION 9.01.	Without Consent of the Holders 72

SECTION 9.02.	With Consent of the Holders 73

SECTION 9.03.	Revocation and Effect of Consents and Waivers. 73

SECTION 9.04.	Notation or Exchange of Notes 74

SECTION 9.05.	Trustee to Sign Amendments 74

SECTION 9.06.	Additional Voting Terms; Calculation of Principal Amount 74
ARTICLE X

GUARANTEE

SECTION 10.01.	Note Guarantee. 74

SECTION 10.02.	Limitation on Liability. 76

SECTION 10.03.	[Reserved]. 77

SECTION 10.04.	Successors and Assigns 77

SECTION 10.05.	No Waiver 77

SECTION 10.06.	Modification 77

SECTION 10.07.	Execution of Supplemental Indenture for Future Guarantors 77

SECTION 10.08.	Non-Impairment 78
ARTICLE XI

MISCELLANEOUS

SECTION 11.01.	Notices. 78

SECTION 11.02.	Certificate and Opinion as to Conditions Precedent 79

SECTION 11.03.	Statements Required in Certificate or Opinion 79

SECTION 11.04.	When Notes Disregarded 79

SECTION 11.05.	Rules by Trustee, Paying Agent and Registrar 80

SECTION 11.06.	Legal Holidays 80

SECTION 11.07.	Governing Law 80

SECTION 11.08.	No Recourse Against Others 80

SECTION 11.09.	Successors 80

SECTION 11.10.	Multiple Originals 80

SECTION 11.11.	Table of Contents; Headings 80

SECTION 11.12.	Indenture Controls 80

SECTION 11.13.	Severability 80

SECTION 11.14.	Waiver of Jury Trial 80

SECTION 11.15.	U.S.A. Patriot Act 80

Appendix A    –    Provisions Relating to Initial Notes and Additional Notes

Exhibit A	– Form of Initial Note

Exhibit B	– Form of Transferee Letter of Representation
Exhibit C    –    Form of Supplemental Indenture

This INDENTURE dated as of October 1, 2019, is by and among AMN Healthcare, Inc., a Nevada corporation (the “Issuer”), the Guarantors (as defined herein) party hereto from time to time and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).
Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) $300,000,000 aggregate principal amount of the Issuer’s 4.625% Senior Notes due 2027 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”):
ARTICLE I

DEFINITIONS

SECTION 1.01.    Definitions. For purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires the following terms have the meanings indicated below.
“2024 Notes” means the Issuer’s 5.125% Senior Notes due 2024 outstanding on the Issue Date that were issued pursuant to the 2024 Notes Indenture
“2024 Notes Indenture” means that certain Indenture, dated as of the 2024 Notes Issue Date, by and among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“2024 Notes Issue Date” means October 3, 2016, the date of original issuance of the 2024 Notes.
“Additional Assets” means
(1)any Property used in a Related Business;
(2)the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Parent or another Restricted Subsidiary; or
(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
“Additional Notes” means Notes issued under the terms of this Indenture subsequent to the Issue Date and in compliance with Section 4.03, it being understood that any Notes issued in exchange for or replacement of any Initial Note shall not be an Additional Note.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than Parent or any Subsidiary of Parent) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Parent or any of its Subsidiaries solely by reason of such Investment.
“Applicable Premium” means, with respect to any Note being redeemed on any applicable redemption date, as determined by the Issuer, the greater of:

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(1)1% of the then outstanding principal amount of the Note; and
(2)the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at the First Call Date (such redemption price being set forth in paragraph 5 of such Note) plus (ii) all required interest payments due on the Note through the First Call Date (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the Note.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
(1)    any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Parent or a Restricted Subsidiary); or
(2)    any other Property of Parent or any Restricted Subsidiary outside of the ordinary course of business of Parent or such Restricted Subsidiary (including by way of a Sale/Leaseback Transaction), in each case other than:
(A)    a disposition by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to a Restricted Subsidiary;
(B)    for purposes of Section 4.06 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.04 or that constitutes a Permitted Investment;
(C)    a disposition of all or substantially all the assets of the Issuer in accordance with Section 5.01 or any disposition that constitutes a Change of Control;
(D)    a disposition of Capital Stock or other Property with a Fair Market Value of less than or equal to the greater of (i) $40.0 million and (ii) 2.0% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which internal financial statements are available;
(E)    dispositions of damaged, worn-out or obsolete equipment or Property in the ordinary course of business;
(F)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(G)    sales of accounts receivable and related Property of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(H)    transfers of accounts receivable and related Property of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;
(I)    the lease, assignment or sublease of any Property in the ordinary course of business that does not interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole;
(J)    a disposition of cash or Temporary Cash Investments;
(K)    the sale of any Property in a Sale/Leaseback Transaction within twelve months of the acquisition of such Property;
(L)    the creation of a Lien (but not the sale or other disposition of the Property subject to such Lien);
(M)    any exchange of Property (including a combination of Property and cash or cash equivalents) for Property related to a Related Business of comparable or greater market value or usefulness to the business of Parent and the Restricted Subsidiaries, taken as a whole;
(N)    foreclosure or any similar action with respect to any Property of Parent or any of the Restricted Subsidiaries;
(O)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and Property (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(P)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and
(Q)    to the extent otherwise constituting an Asset Disposition, any termination, settlement or extinguishment of Hedging Obligations.
“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)    the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by
(2)    the sum of all such payments.
“Bankruptcy Code” means Title 11 of the United States Code.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership or a limited liability company, the board of directors or other governing body of the general partner or managing member of such Person) or any duly authorized committee thereof.
“Business Day” means each day which is not a Legal Holiday.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of Parent or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Parent and its Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Parent as finance lease obligations and were subsequently recharacterized as finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Parent and its Restricted Subsidiaries, were required to be characterized as finance lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as finance lease obligations but would not have been required to be treated as finance lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness. For the avoidance of doubt, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease (including the amount of the liability in respect of the operating lease that would at such time be required to be reflected as a liability on a balance sheet) pursuant to GAAP as in effect on the 2024 Notes Issue Date will be deemed not to represent a Capital Lease Obligation or Indebtedness.
“Capital Markets Indebtedness” means any Indebtedness: (1) in the form of, or represented by, bonds (other than surety bonds, indemnity bonds, performance bonds or bonds of a similar nature) or other securities or any Guarantee thereof; and (2) that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A). For the avoidance of doubt, the 2024 Notes shall be deemed to constitute Capital Markets Indebtedness.
“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Captive Insurance Subsidiary” means Spectrum Insurance Company, Inc., and any successor to it, and any other entity established for the purpose of providing insurance coverage solely for the benefit of Parent and/or one or more of Parent’s Subsidiaries.
“Cash Collateral Agreement” means, collectively, those certain agreements between the Issuer and Bank of America, N.A. or any other financial institution relating to the cash collateralization of the Cash Collateralized Letters of Credit.
“Cash Collateralized Letters of Credit” means any letter of credit permitted pursuant to Section 4.03(b)(14) and subject to a Cash Collateral Agreement, along with any renewals, replacements or extensions thereof.

“Change of Control” means the occurrence of any of the following events:
(1)    Parent becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of Parent entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any warrant or option right);
(2)    Parent shall fail to own directly or indirectly 100% of the outstanding Capital Stock of the Issuer; or
(3)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Parent and its Subsidiaries, taken as a whole, to a Person other than a Permitted Holder.
Notwithstanding the foregoing: (A) the transfer of assets between or among the Parent, the Issuer and the Guarantors shall not itself constitute a Change of Control pursuant to clause (1) above; and (B) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations promulgated thereunder.
“Consolidated Amortization Expense” means, for any Person for any period, the amortization expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP, excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period.
“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
(1)    if Parent or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (and the application of the proceeds thereof) as if such Indebtedness had been Incurred on the first day of such period;
(2)    if Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Parent or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;
(3)    if since the beginning of such period Parent or any Restricted Subsidiary shall have made any Asset Disposition, Consolidated EBITDA for such period shall be reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period, or increased by an amount equal to Consolidated EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Parent and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Parent and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(4)    if since the beginning of such period Parent or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, that constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and
(5)    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Parent or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Parent, the Issuer or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the event for which the calculation of the Consolidated Coverage Ratio is being made (the “Consolidated Coverage Calculation Date”) (each for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated

EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Coverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (x) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event to the extent permitted to be added back pursuant to clause (9) of the definition of “Consolidated EBITDA,” and (y) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (2) to the “Summary Historical Consolidated Financial Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.
“Consolidated Depreciation Expense” means, for any Person for any period, the depreciation expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” means, as of any date for the four fiscal quarter period ending on such date with respect to Parent and the Restricted Subsidiaries on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount that, in the determination of Consolidated Net Income, has been deducted for, without duplication:
(1)Consolidated Interest Expense;
(2)Consolidated Income Tax Expense;
(3)Consolidated Depreciation Expense and Consolidated Amortization Expense;

(4)Consolidated Non-Cash Charges;
(5)any expenses or charges (other than Consolidated Depreciation Expense and Consolidated Amortization Expense) related to any issuance of Capital Stock, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Indenture (including any Refinancing), in each case whether or not successful;
(6)all cash and non-cash costs, expenses, losses and charges for such period required by the application of (x) FASB Statement No. 141R (including with respect to “earnouts” incurred as deferred consideration in connection with an Investment or acquisition) and (y) FASB Statement No. 142 (relating to changes in accounting for amortization of goodwill and certain intangibles) as established by Financial Accounting Standards Board (pertaining to purchase method accounting);
(7)the settlement amounts relating to the settlement of any claims against Parent or any Restricted Subsidiary, including, without limitation, claims by the Internal Revenue Service, in an aggregate amount not to exceed $35.0 million for any four fiscal quarter period ending on such date;
(8)the amount of costs relating to opening or relocating facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition and other business optimization expenses and project start-up costs; provided that the aggregate amount for all cash items added pursuant to this clause (8) taken together with the aggregate amount added pursuant to clause (9) below shall not exceed 25% of Consolidated EBITDA as of any date for the four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (8));
(9)the amount of net cost savings and synergies projected by Parent in good faith to result from actions taken or expected to be taken not later than twelve months after the end of such period (which net cost savings and synergies shall be calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings and synergies are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings and synergies added pursuant to this clause (9) for any date for the four fiscal quarter period ending on such date shall not exceed, when taken together with costs added pursuant to clause (8) above, 25% of Consolidated EBITDA for any date for the four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (9)); and
(10)customary costs, fees, expenses and charges paid during such period in connection with or for the integration of the acquisition of a Related Business or other Permitted Investment;
minus (iii) Consolidated Non-Cash Gains, all as contained within the financial statements prepared in accordance with GAAP. In addition, Consolidated EBITDA shall be adjusted to reflect the receipt of proceeds of business interruption insurance by Parent or any Restricted Subsidiary.
“Consolidated Income Tax Expense” means, for any Person for any period, the provision for total federal, state, local and foreign income, value added and similar taxes based on income and profits of such Person and its Restricted Subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capital Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees); plus
(2)consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus
(3)commissions, discounts, yield and other fees and charges Incurred in connection with any Qualified Receivables Transaction that are payable to Persons other than Parent and the Restricted Subsidiaries; plus
(4)all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and Preferred Stock of its Restricted Subsidiaries; minus
(5)interest income for such period.
For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
Notwithstanding the foregoing, Consolidated Interest Expense shall be calculated without giving effect to the effects of ASC Topic 815, ASC Topic 480-10-25-4 or ASC Topic 470-20 and related interpretations to the extent such effects would otherwise increase or decrease Consolidated Interest Expense for any purpose under this Indenture.
Consolidated Interest Expense shall be calculated excluding (A) unrealized gains and losses with respect to Hedging Obligations, (B) noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (C) any dividends or accretion or liquidation preference on any Capital Stock of Parent that is not Disqualified Stock.
“Consolidated Net Income” means, for any period, the net income of Parent and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(1)    any net income of any Person (other than Parent) if such Person is not a Restricted Subsidiary, except that:
(A)    subject to the exclusion contained in clause (4) below, Parent’s equity in the net income of any such Person for such period shall be included in such Consolidated

Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and
(B)    Parent’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Parent or a Restricted Subsidiary;
(2)    any net income (or loss) of any Person acquired by Parent or a Restricted Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;
(3)    solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3)(A), any net income of any Restricted Subsidiary (other than any Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Parent, except that:
(A)    subject to the exclusion contained in clause (4) below, Parent’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and
(B)    Parent’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
(4)    any gain (or loss) realized upon the sale or other disposition of any Property of Parent or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(5)    any net income or net losses from discontinued operations;
(6)    any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by Parent or any Restricted Subsidiary during such period;
(7)    the cumulative effect of a change in accounting principles;
(8)    unrealized gains and losses with respect to Hedging Obligations; and
(9)    any non-cash goodwill or non-cash asset impairment charges subsequent to the Issue Date,

in each case, for such period. Notwithstanding the foregoing, for the purposes of Section 4.04 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Parent or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under clause (a)(3)(D) or (a)(3)(E) of Section 4.04.
“Consolidated Non-Cash Charges” means the non-cash component of any item of expense (including, without limitation, any stock-based compensation expense pursuant to ASC 718), extraordinary losses and non-recurring losses other than (i) to the extent requiring an accrual or reserve for future cash expenses and (ii) write-offs of accounts receivable.
“Consolidated Non-Cash Gains” means the non-cash component of any extraordinary gains and non-recurring gains other than to the extent requiring a reversal of a reserve established for future cash expense.
“Consolidated Secured Debt Ratio” as of any date of determination, means the ratio of (a) Consolidated Total Indebtedness of Parent and the Restricted Subsidiaries, determined on a consolidated basis, secured by Liens, to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”
“Consolidated Total Indebtedness” of any Person as of any date means (a) all Indebtedness for borrowed money (including, for the avoidance of doubt, Capital Lease Obligations but excluding Hedging Obligations and, to the extent they constitute Indebtedness, contingent reimbursement obligations in respect of undrawn amounts of letters of credit), minus (b) the aggregate amount of cash and cash equivalents of such Person and its Subsidiaries (other than Restricted Cash and Cash Equivalents).
“Corporate Trust Office” shall be at the address of the Trustee specified in Section 11.01 or such other address as to which the Trustee may give notice to the Holders and the Issuer, and with respect to Paying Agent and Registrar services such office shall also mean such address.
“Credit Agreement” means (i) the Credit Agreement, dated as of February 9, 2018 (as amended by the First Amendment to Credit Agreement, dated as of June 14, 2019), by and among Parent, the Issuer, as borrower, the Subsidiary Guarantors party thereto, SunTrust Bank, as administrative agent and the other lenders and agents party thereto from time to time, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Designated Noncash Consideration” means noncash consideration received by Parent or one of the Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Issuer as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 4.06.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(1)    matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
(2)    is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or
(3)    is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part, in each case, on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes under Sections 4.06 and 4.08.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Subsidiary” means any Subsidiary of Parent that is incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.
“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of Parent, other than (i) public offerings with respect to Parent’s common stock registered on Form S-8 under the Securities Act, (ii) issuances to any Subsidiary of Parent, and (iii) any such public or private sale that constitutes an Excluded Contribution.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder and any statute successor thereto, in each case, as amended from time to time.
“Excluded Contributions” means the cash or cash equivalents or other Property (valued at their Fair Market Value as determined in good faith by the Issuer) received by Parent or the Issuer after the Issue Date from:
(1)contributions to its common equity capital, and
(2)the sale (other than to a Subsidiary of Parent or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of Parent, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate.
“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length transaction, for cash, between a willing and able buyer and a willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is determined in good faith by an Officer of Parent or the Issuer.
“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as the Issue Date, including those set forth in:
(1)the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;
(2)statements and pronouncements of the Financial Accounting Standards Board;
(3)such other statements by such other entity as approved by a significant segment of the accounting profession; and
(4)the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)    entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” means, collectively, Parent and the Subsidiary Guarantors.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1)currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The terms “Incurrence” and “Incurred” shall have correlative meanings.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)    the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
(2)    all Capital Lease Obligations of such Person;
(3)    all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
(5)    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);
(6)    all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and
(7)    to the extent not otherwise included in this definition, Hedging Obligations of such Person, in each case, if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
Notwithstanding the foregoing, the term “Indebtedness” shall not include (a) in connection with the purchase by Parent or its Restricted Subsidiaries of any business, liability in respect of purchase price adjustment payments, holdback payments or post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter; (b) contingent obligations Incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; or (d) any Capital Stock other than Disqualified Stock.
Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of ASC Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Parent, qualified to perform the task for which it has been engaged.
“Interest Payment Date” has the meaning set forth in Exhibit A hereto.
“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person providing the advance) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.04:
(1)    “Investment” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to the amount (if positive) of (A) Parent’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any Property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or if the applicable securities are not then rated by Moody’s or Standard & Poor’s an equivalent rating by any other Rating Agency.
“Issue Date” means October 1, 2019.
“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee is authorized or required by law to close or banking institutions are not required to be open in the State of New York or the State of California.
“Leverage Ratio” means, at any date, the ratio of (a) Consolidated Total Indebtedness of Parent and the Restricted Subsidiaries on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available prior to such date, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Limited Condition Acquisition” means any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock, Indebtedness or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of Parent (or any successor of Parent) or any direct or indirect parent of Parent on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such Property or received in any other non-cash form), in each case, net of:
(1)    all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including legal, accounting and investment banking fees and commissions), and all federal, state, provincial, foreign and local taxes required to be paid or payable, as a consequence of such Asset Disposition;
(2)    all payments made on any Indebtedness that is secured by any Property subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;
(3)    all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;
(4)    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Disposition and retained by Parent or any Restricted Subsidiary after such Asset Disposition; and
(5)    any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to Parent or any Restricted Subsidiary.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Note Guarantee” means a Guarantee by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
“Offering Memorandum” means the Offering Memorandum dated September 26, 2019, and used in connection with the initial offering of the Notes.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President or Vice President, the Treasurer, the Secretary or any Assistant Secretary of such Person.
“Officers’ Certificate” means a certificate signed by two Officers of the Issuer. Each such certificate shall include the statements provided for in Section 11.03 if and to the extent required by the provisions of such Section.
“Opinion of Counsel” means a written opinion signed by legal counsel who may be an employee of or counsel to the Issuer or may be other counsel who is reasonably acceptable to the Trustee.
“Parent” means AMN Healthcare Services, Inc., a Delaware corporation.
“Permitted Holder” means, after a Change of Control Offer, (i) any Person or group whose acquisition of beneficial ownership constituted a Change of Control in respect of which such Change of Control Offer was made in accordance with the requirements of this Indenture, together with its Affiliates, and (ii) any Person that has no material assets other than the Capital Stock of Parent and any direct or indirect parent of Parent and, directly or indirectly, holds or acquires 100% of the Voting Stock of Parent.
“Permitted Investment” means any Investment by Parent or any Restricted Subsidiary in:
(1)    Parent, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;
(2)    another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Parent or a Restricted Subsidiary;
(3)    cash or Temporary Cash Investments;
(4)    accounts receivable created, acquired or made by any of Parent or a Restricted Subsidiary in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(5)    payroll, travel, housing and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)    advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $10.0 million in the aggregate at any one time outstanding;

(7)    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Parent or any Restricted Subsidiary or in satisfaction of judgments;
(8)    any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to Section 4.06 or (B) a disposition of Property not constituting an Asset Disposition;
(9)    any Person where such Investment was acquired by Parent or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(10)    any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Parent or any Restricted Subsidiary;
(11)    any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 4.03;
(12)    any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);
(13)    Investments by any Captive Insurance Subsidiary in the ordinary course of business and in accordance with applicable law;
(14)    a Receivables Entity, or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a note, contribution of additional receivables or an equity interest;
(15)    Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, do not exceed the greater of (x) $150.0 million and (y) 7.5% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which internal financial statements are available prior thereto;
(16)     Capital Stock, obligations, securities or other Property received by any of Parent or a Restricted Subsidiary in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors or in connection with a work-out or reorganization;
(17)     rental deposits made for the benefit of officers, employees or agents;

(18)     loans to employees to finance the purchase of newly issued or treasury Capital Stock of Parent;
(19)     Foreign Subsidiaries and Unrestricted Subsidiaries in an aggregate amount not to exceed $25.0 million at any time outstanding;
(20)     any Captive Insurance Subsidiary in the ordinary course of business or required to meet regulatory requirements and fund reserves for anticipated insurance losses as reasonably determined by the Issuer;
(21)     any partnership, association, joint venture or other entity in an aggregate amount not to exceed the greater of (x) $95.0 million and (y) 5.0% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which internal financial statements are available, at any one time outstanding;
(22)    Investments to the extent the payment for which consists of Capital Stock of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments under Section 4.04(b)(1);
(23) any Person, so long as the Leverage Ratio is no more than 3.25 to 1.00 on a pro forma basis after giving effect to such Investment; provided, however, that at the time of each such Investment, no Default shall have occurred and be continuing (or result therefrom); and
(24) any amounts held by a trustee or agent in the funds and accounts under an indenture or other debt instrument securing any Indebtedness issued for the benefit of the Issuer or any Restricted Subsidiary, under any indenture or other debt instrument issued in escrow pursuant to customary escrow arrangements pending the release thereof or under any indenture or other debt instrument pursuant to customary discharge, redemption or defeasance provisions.
“Permitted Liens” means, with respect to any Person:
(1)    pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, statutory obligations, leases or other similar obligations to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance and return-of-money bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent;
(2)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens (a) secure only amounts not yet due and payable or, if due and payable, are either unfiled and no other action has been taken to enforce the same or (b) are being contested in good faith by appropriate proceedings;
(3)    Liens for taxes, assessments or governmental charges or levies not yet overdue by more than 30 days or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its subject Property that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of the subject Property or materially impair their use in the operation of the business of such Person;
(6)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.03(b)(11); provided that any such Lien (a) covers only the Property acquired, leased, designed, installed, constructed or improved with such Indebtedness and (b) is created within 270 days of such acquisition, lease, design, installation, construction or improvement;
(7)    Liens to secure Indebtedness permitted pursuant to Section 4.03(b)(1);
(8)    Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (7));
(9)    Liens on Property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other Property owned by such Person or any Restricted Subsidiary (other than Property affixed or appurtenant thereto);
(10)    Liens on Property at the time such Person or any of its Subsidiaries acquires the Property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any Restricted Subsidiary (other than Property affixed or appurtenant thereto);
(11)    Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person permitted to be Incurred in accordance with Section 4.03;
(12)    Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Indenture;
(13)    any Lien on accounts receivable and related Property of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;
(14)    Liens in favor of the Issuer or any Guarantor;

(15)    leases or subleases, and licenses or sublicenses (including with respect to software, technology and intellectual property) granted to others in the ordinary course of business or not interfering in any material respect with the business of Parent and its Subsidiaries taken as a whole;
(16)    (A) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made and (B) Liens in connection with attachments or judgments (including judgment or appeal bonds); provided in the case of clause (B) that the judgments secured shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay;
(17)    Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (8), (9), (10), (19) or (26); provided, however, that:
(A)    such new Lien shall be limited to all or part of the same Property that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to such Property or proceeds or distributions thereof); and
(B)    the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9), (10), (19) or (26) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;
(18)    other Liens securing Indebtedness (other than Subordinated Indebtedness) to the extent the Incurrence of such Indebtedness, when taken together with all other Indebtedness secured by Liens Incurred pursuant to this clause (18) and outstanding on the date such other Lien is Incurred, and after giving pro forma effect to the Incurrence of such Indebtedness, would not result in the Consolidated Secured Debt Ratio exceeding 3.25 to 1.00, as determined as of the end of the most recent fiscal quarter for which internal financial statements are available; provided, however, notwithstanding whether this clause (18) would then be available to secure Indebtedness, any Lien securing Indebtedness originally secured pursuant to this clause (18) may secure Refinancing Indebtedness in respect of such Indebtedness, and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (18);
(19)    other Liens securing Indebtedness; provided that the aggregate principal amount of Indebtedness secured by such Liens pursuant to this clause (19), when taken together with Liens incurred to secure any Refinancing thereof pursuant to clause (17), shall not exceed the greater of (A) $115.0 million and (B) 6.0% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which internal financial statements are available prior thereto (as of the date of granting such Liens and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the net proceeds thereof) (plus, in the case of any Refinancing, an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing);

(20)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(21)    Liens (A) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (C) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(22)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(23)    Liens of sellers of goods to Parent and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(24)    Liens (other than Liens created or imposed under ERISA) Incurred or deposits made by any of Parent or any Restricted Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(25)    Liens in connection with a Cash Collateral Agreement; and
(26)    Liens on Property of a Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of a Subsidiary that is not a Subsidiary Guarantor permitted to be Incurred pursuant to Section 4.03.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note that is due or overdue or is to become due at the relevant time.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case, where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred in connection with any Sale/Leaseback Transaction, mortgage financings or purchase money obligations or other obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, addition to or improvement of Property, plant or equipment or other real or personal property used in the business of the Issuer or any of its Restricted Subsidiaries, so long as such Indebtedness is incurred prior to, or within 365 days of, such purchase, design, construction, installation, addition to or improvement.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Parent or any of the Restricted Subsidiaries pursuant to which Parent or any of the Restricted Subsidiaries may sell, convey, finance or otherwise transfer to:
(1)    a Receivables Entity (in the case of a transfer by Parent or any of the Restricted Subsidiaries) or
(2)    any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future), including any bills of exchange and related assets and property from time to time originated, acquired or otherwise owned by Parent or any of the Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by an Officer of Parent or the Issuer).
The grant of a security interest in any accounts receivable of Parent or any Restricted Subsidiary to secure Indebtedness permitted pursuant to Section 4.03(b)(1) shall not be deemed a Qualified Receivables Transaction.
“Rating Agencies” means Moody’s and Standard & Poor’ s or if Moody’s or Standard & Poor’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Parent, which shall be substituted for Moody’s or Standard & Poor’s or both, as the case may be.
“Receivables Entity” means (a) a Wholly Owned Subsidiary of Parent that is designated by the Board of Directors of Parent (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with Parent or any Restricted Subsidiary, which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity
(A)    is Guaranteed by Parent or any Subsidiary of Parent (other than pursuant to Standard Securitization Undertakings),

(B)    is recourse to or obligates Parent or any Subsidiary of Parent in any way (other than pursuant to Standard Securitization Undertakings), or
(C)    subjects any Property of Parent or any Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);
(2)    the entity is not an Affiliate of Parent or is an entity with which neither Parent nor any Subsidiary of Parent has any material contract, agreement, arrangement or understanding other than on terms that Parent reasonably believes to be no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent (other than pursuant to Standard Securitization Undertakings); and
(3)    is an entity to which neither Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).
Any such designation by the Board of Directors of Parent shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“Record Date” has the meaning set forth in Exhibit A hereto.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease, discharge, satisfy or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Parent or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)    such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced (provided that this subclause (1) will not apply to any refunding or refinancing of any secured Indebtedness);
(2)    such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees and expenses in respect thereof) under the Indebtedness being Refinanced; and
(3)    if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;
provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Issuer or a Guarantor or

(B) Indebtedness of Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
“Related Business” means any business, the majority of whose revenues are derived from (i) the business or activities of Parent and its Subsidiaries as of the Issue Date, (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Issuer’s good faith business judgment constitutes a reasonable diversification of business conducted by Parent and its Subsidiaries.
“Restricted Cash and Cash Equivalents” means, as of any date, the cash and cash equivalents held by Parent and Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of Parent and its Restricted Subsidiaries.
“Restricted Payment” with respect to any Person means:
(1)    the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Parent or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));
(2)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Parent held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Parent (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;
(3)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness of the Issuer or any Guarantor (other than (A) from Parent or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
(4)    the making of any Investment (other than a Permitted Investment) in any Person.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Parent. For the avoidance of doubt, the Issuer shall constitute a Restricted Subsidiary.
“Sale/Leaseback Transaction” means an arrangement relating to Property owned by Parent or a Restricted Subsidiary on the Issue Date or thereafter acquired by Parent or a Restricted Subsidiary whereby Parent or a Restricted Subsidiary transfers such Property to a Person and Parent or a Restricted

Subsidiary leases it from such Person, other than leases between Parent and a Restricted Subsidiary or between Restricted Subsidiaries.
“SEC” means the U.S. Securities and Exchange Commission, as constituted from time to time.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder and any statute successor thereto, in each case, as amended from time to time.
“Senior Indebtedness” means with respect to any Person:
(1)    Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and
(2)    all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:
(A)    any obligation of such Person to Parent or any Subsidiary;
(B)    any liability for federal, state, local or other taxes owed or owing by such Person;
(C)    any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(D)    any Indebtedness or other Obligation of such Person that is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or
(E)    that portion of any Indebtedness that at the time of Incurrence is Incurred in violation of this Indenture.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., or any successor to the rating agency business thereof.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Parent or any Subsidiary of Parent that, taken as a whole, are customary in an accounts receivable transaction.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Subordinated Indebtedness” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:
(1) such Person;
(2) such Person and one or more Subsidiaries of such Person; or
(3) one or more Subsidiaries of such Person.
“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes this Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter Guarantees the Notes pursuant to the terms of this Indenture. As of the Issue Date, Spectrum Insurance Company, Inc. will not be a Subsidiary Guarantor.
“Temporary Cash Investments” of a Person means any of the following:
(1)U.S. dollars, pounds sterling, euros or the national currency of any member state in the European Union;
(2)any investment in direct obligations (including obligations that are directly and fully guaranteed or insured by) the United States of America or any agency thereof or any country that is a member of the European Union or any agency or instrumentality thereof;
(3)investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof and overnight bank deposits, in each case issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(4)repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications described in clause (3) above;
(5)investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(6)investments in securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A2” by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);
(7)eligible banker’s acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than one year, in each case, having a rating of, or evidencing the full recourse obligation of a Person whose senior debt is rated, at least “A” by Standard & Poor’s and at least “A2” by Moody’s;
(8)Indebtedness issued by Persons with a rating of “A” or higher from Standard & Poor’s or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(9)investments in investment funds that invest at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and
(10)instruments equivalent to those referred to in clauses (1) through (9) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Total Assets” as of any date means the total assets of Parent and the Restricted Subsidiaries on a consolidated basis at such date, as shown on the most recent balance sheet of Parent as determined in accordance with GAAP, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.
“Treasury Rate” means, as of the applicable redemption date, as determined by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published or the relevant information does not appear thereon, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the First Call Date; provided, however, that if the period from such redemption date to the First Call Date, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939 as in effect on the date of this Indenture.
“Trust Officer” means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at the time shall have direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.
“Uniform Commercial Code” means the New York Commercial Code, as in effect from time to time.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Parent in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of Parent may designate any Subsidiary (other than the Issuer) of Parent (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any Property of, Parent or any other Subsidiary of Parent that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of designation; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04.
The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, (A) either (i) the Issuer could Incur $1.00 of additional Indebtedness under Section 4.03(a) or (ii) the Consolidated Coverage Ratio would be no less than such ratio immediately prior to such designation, each on a pro forma basis taking into account such designation, and (B) immediately after giving effect to such designation no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Parent shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the issuer’s option.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Parent or a Restricted Subsidiary) is owned by Parent or one or more other Wholly Owned Subsidiaries.

SECTION 1.02.    Other Definitions.

Term	Section
Affiliate Transaction	4.07(a)
Agent Members	Appendix A
Change of Control Offer	4.08(b)
covenant defeasance	8.01(b)
Covenant Suspension Event	4.14
Definitive Note	Appendix A
Depository	Appendix A
Event of Default	6.01
Excess Proceeds	4.06(a)
Excess Proceeds Offer	4.06(b)
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	10.01(a)
Increased Amount	4.09(c)
IAI	Appendix A
Initial Lien	4.09(a)
Initial Notes	Preamble
Issuer	Preamble
LCA Election	1.05
LCA Test Date	1.05
legal defeasance	8.01(b)
Notes	Preamble
Notes Custodian	Appendix A
Paying Agent	2.04(a)
protected purchaser	2.08
QIB	Appendix A
Registrar	2.04(a)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Reporting Entity	4.02(b)
Restricted Notes Legend	Appendix A
Restricted Period	Appendix A
Reversion Date	4.14
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Successor Company	5.01(a)(1)
Successor Guarantor	5.01(b)(1)
Suspended Covenants	4.14
Suspension Date	4.14
Suspension Period	4.14
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A

Term	Section
Transfer Restricted Notes	Appendix A
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
SECTION 1.03.    Rules of Construction. Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)     an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)     words in the singular include the plural, and in the plural include the singular;
(5)    unless otherwise indicated, all references in this Indenture to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this Indenture as originally executed;
(6)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
(7)    “including” means “including without limitation”;
(8)    provisions apply to successive events and transactions; and
(9)     references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.
SECTION 1.04.    No Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the Trust Indenture Act, and the Trust Indenture Act shall not apply to or in any way govern the terms of this Indenture. As a result, no provisions of the Trust Indenture Act are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture.
SECTION 1.05.    Limited Condition Acquisitions.
(a)    When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Acquisition, any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the Incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments), and determining compliance with Defaults and Events of Default, in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCA Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including, without limitation, as to the absence of any continuing Default or Event of Default)) under this Indenture, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (the “LCA Test Date”), and if, after giving effect to the Limited Condition Acquisition and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the Incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments) on a pro forma basis, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCA Test Date in compliance with such ratio, test or basket and any related requirements and conditions, such ratio, test or basket and any related requirements and conditions shall be deemed to have been complied with or satisfied for all purposes under this Indenture (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or otherwise Incurred at the LCA Test Date or at any time thereafter); provided that compliance with such ratios, tests or baskets and any related requirements and conditions shall not be determined or tested at any time after the applicable LCA Test Date for such Limited Condition Acquisition or any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the Incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments).
(b)    For the avoidance of doubt, if the Issuer has made an LCA Election:
(1)    if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCA Test Date would, at any time after the LCA Test Date, have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of Parent or the Person subject to such Limited Condition Acquisition, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations;
(2)    if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCA Test Date would at any time after the LCA Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and
(3)    in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Acquisition following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires, as applicable, without consummation of such Limited Condition Acquisition, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Acquisition

ARTICLE II

THE NOTES
SECTION 2.01.    Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $300,000,000.
The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 3.08, 4.06(c), 9.04 or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:
(1)    the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;
(2)    the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and
(3)    if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.
If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.
The Initial Notes and any Additional Notes may, at the Issuer’s option, be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.
SECTION 2.02.    Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof, provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $2,000.
SECTION 2.03.    Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $300,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered Holder of each of the Notes and delivery instructions. For the avoidance of doubt, the Issuer will not be required to deliver an Opinion of Counsel with respect to the authentication of the Initial Notes. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.
One Officer shall sign the Notes for the Issuer by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
SECTION 2.04.    Registrar and Paying Agent.
(a)    The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.
(b)    The Issuer may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. Parent or any of its Domestic Subsidiaries may act as Paying Agent or Registrar.

(c)    The Issuer may remove any Registrar or Paying Agent upon five Business Days’ prior written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.
SECTION 2.05.    Paying Agent to Hold Money in Trust. Prior to or on each due date of the principal of and interest on any Note, the Issuer shall deposit with each Paying Agent (or if Parent or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee in writing of any default by the Issuer in making any such payment. If Parent or a Subsidiary thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.
SECTION 2.06.    Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
SECTION 2.07.    Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.
Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.
SECTION 2.08.    Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies any requirement of the Issuer and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer and the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Issuer, with respect to the Issuer, to protect the Issuer, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note (including, without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.
Every replacement Note is an additional obligation of the Issuer.
The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.
SECTION 2.09.    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 11.04, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
SECTION 2.10.    Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.
SECTION 2.11.    Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected Holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
SECTION 2.12.    CUSIP Numbers, ISINs, Etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and the Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee in writing of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.
SECTION 2.13.    Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 11.04 of this Indenture. Any calculation of the Applicable Premium made pursuant to this Indenture or the Notes shall be made by the Issuer and delivered to the Trustee pursuant to an Officers’ Certificate. The Trustee shall have no liability or responsibility for any calculation made hereunder or in connection herewith or for any information used in any such calculation.
ARTICLE III

REDEMPTION
SECTION 3.01.    Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
SECTION 3.02.    Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.
SECTION 3.03.    Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, the Issuer shall deliver to the Trustee an Officers’ Certificate that states (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustee provided for in this paragraph at least 30 days but not more than 60 days before a redemption date if the redemption is a redemption pursuant to Paragraph 5 of the Note. The Issuer may also include a request in such Officers’ Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense (and select the Notes to be redeemed in the case of a partial redemption) and setting forth the information to be stated in such notice as provided in Section 3.05. Any such notice may be canceled if written notice from the Issuer of such cancellation is actually received by the Trustee prior to notice of such redemption being mailed to any Holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.04.
SECTION 3.04.    Selection of Notes to Be Redeemed. If the Issuer is redeeming less than all of the Notes at any time, and the Notes are in the form of Global Notes, the Notes to be redeemed shall be selected by the Depository in accordance with applicable procedures of the Depository. If such Notes to be redeemed are not Global Notes, the Trustee shall select Notes on a pro rata basis to the extent practicable. The Issuer shall redeem Notes of $2,000 or less in whole and not in part.
SECTION 3.05.    Notice of Optional Redemption.
(a)    The Issuer will redeem Notes of $2,000 or less in whole and not in part. The Issuer will cause notices of redemption to be mailed by first-class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.
Any such notice shall identify the Notes to be redeemed and shall state:
(1)    the redemption date;
(2)    the redemption price and the amount of accrued interest to the redemption date;
(3)    the name and address of the Paying Agent;
(4)    that Notes called for redemption must be surrendered to the Trustee or Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any;
(5)    if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(6)    that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
(7)    the CUSIP number and/or ISIN number, if any, printed on the Notes being redeemed;
(8)    that no representation is made as to the correctness or accuracy of the CUSIP number and/or ISIN number, if any, listed in such notice or printed on the Notes;
(9)    if the redemption is subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded if any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed; and
(10)    at the Issuer’s option, that the payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.
Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, Incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event.
(b)    At the Issuer’s request, the Trustee shall deliver the notice of redemption in the Issuer’s name and at the Issuer’s expense subject to the terms of Section 3.03. In such event, the Issuer shall notify the Trustee of such request at least three (3) Business Days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to Holders.
SECTION 3.06.    Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final paragraph of paragraph 5 of the Notes or Section 3.05(a). Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
SECTION 3.07.    Deposit of Redemption Price. With respect to any Notes, prior to 11:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if Parent or a Subsidiary of Parent is the Paying Agent, shall segregate and hold in trust) an amount of money, in immediately available funds, sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest, if any, on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.08.    Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Issuer will issue a Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption unless the Issuer defaults in the payment thereof.
ARTICLE IV
SECTION 4.01.    Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 11:00 a.m., New York City time, money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
SECTION 4.02.    SEC Reports.
(a)    So long as any Notes are outstanding, Parent shall provide to the Trustee a copy of all of the information and reports referred to below:
(1)    within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports of the Reporting Entity (as defined below) for such fiscal year containing the information that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC;
(2)    within the time period specified in the SEC’s rules and regulations for non-accelerated filers, quarterly reports of the Reporting Entity for such fiscal quarter containing the information that would have been required to be contained in a quarterly report on Form 10-Q (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC; and
(3)    within the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports of the Reporting Entity containing substantially all of the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act on the Issue Date pursuant to Sections 1, 2 and 4, Items 5.01, 5.02 (a)-(d) (other than compensation information), 5.03(b) and Item 9.01 (only to the extent relating to any of the foregoing) of Form 8-K if the Reporting Entity had been a reporting company under the Exchange Act; provided, however, that no such current reports will be required to be furnished if Parent determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of Parent and its Restricted Subsidiaries, taken as a whole.
In addition to providing such information to the Trustee, Parent shall make available to the Holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to the foregoing clauses (1), (2) and (3) of this Section 4.02(a), by posting such information to its website (or the website of any of Parent or any of its parent companies, including the Reporting Entity) or on IntraLinks or any comparable online data system or website. If at any time Parent or any direct or indirect parent of Parent has made a good faith determination to file a registration statement with the SEC with respect to an initial public offering of such entity’s Capital Stock, Parent will not be required to disclose any information or take any actions that, in the good faith view of Parent, would violate the securities laws or the SEC’s “gun jumping” rules.
If Parent has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of Parent, then the annual and quarterly information required by clauses (1) and (2) of this Section 4.02(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.
Notwithstanding the foregoing, (A) neither Parent nor another Reporting Entity will be required to furnish any information, certificates or reports that would otherwise be required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, or (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (B) such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or include any exhibits or certifications required by Form 10-K or Form 10-Q (or any successor forms) or related rules under Regulation S-K, and (C) such reports shall be subject to exceptions, exclusions and other differences consistent with the presentation of financial and other information in this offering memorandum and shall not be required to present compensation or beneficial ownership information.
(b)    If at any time the Notes are guaranteed by a direct or indirect parent of Issuer (any such entity, a “Reporting Entity”) and such company has furnished the financial statements, information and other documents described herein with respect to such company as required by this Section 4.02 as if such company were Parent (including any financial information required hereby), Parent shall be deemed to be in compliance with the provisions of this Section 4.02. Any information filed with, or furnished to, the SEC within the time periods specified in this Section 4.02 shall be deemed to have been made available as required by this Section, and to the extent such filings comply with the rules and regulations of the SEC regarding such filings, they will be deemed to comply with the requirements of this Section 4.02.
(c)    Parent shall make the information referred to in this Section 4.02 available to prospective investors upon request. Parent shall, for so long as any Notes remain outstanding during any period when neither it nor another Reporting Entity is subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(d)    Notwithstanding the foregoing, Parent will be deemed to have furnished the reports and information referred to in this Section 4.02 to the Trustee, the Holders, prospective investors, market makers and securities analysts if Parent or another Reporting Entity has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, the requirements of this Section 4.02 will be deemed satisfied by the posting of reports that would be required to be provided on Parent’s website (or that of any of Parent’s parent companies, including the Reporting Entity).

SECTION 4.03.    Limitation on Indebtedness.
(a)    Parent shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Parent and the Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.00 to 1.00; provided, further, however, that any Restricted Subsidiary that is not a Subsidiary Guarantor may not Incur Indebtedness under this Section 4.03(a) in excess of an amount, together with any Refinancing Indebtedness thereof pursuant to Section 4.03(b)(6), equal to, after giving pro forma effect to such Incurrence (including pro forma effect to the application of the net proceeds therefrom), the greater of (x) $30.0 million and (y) 1.5% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which internal financial statements are available (plus, in the case of any Refinancing Indebtedness, any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect of such Refinancing Indebtedness).
(b)    Notwithstanding any other provision of this Indenture, Parent and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness
(1)    Indebtedness Incurred pursuant to a Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $800.0 million;
(2)    Indebtedness owed to and held by Parent or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Parent or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Note Guarantee;
(3)    the Notes issued on the Issue Date;
(4)    Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this Section 4.03(b)), including the 2024 Notes and the Guarantees in respect thereof;
(5)    Indebtedness of (i) a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Parent or a Restricted Subsidiary or (ii) the Issuer or any Guarantor to finance an acquisition, merger, consolidation or amalgamation; provided, however, that on the date of such acquisition or merger, consolidation or amalgamation and after giving pro forma effect thereto, (x) the Issuer would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) or (y) the Consolidated Coverage Ratio would be no worse than immediately prior thereto;
(6)    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clauses (3), (4), (5), (11), (13) or (16) of this Section 4.03(b) or this clause (6);
(7)    Hedging Obligations that are not incurred for speculative purposes;
(8)    obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(9)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
(10)    Indebtedness consisting of the Note Guarantee of a Guarantor and any Guarantee by Parent or a Restricted Subsidiary of Indebtedness or other obligations of Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations by Parent or such Restricted Subsidiary is permitted under this Indenture;
(11)    (A) Purchase Money Indebtedness and (B) Capital Lease Obligations, and Refinancing Indebtedness in respect thereof Incurred pursuant to clause (6) of this Section 4.03(b), in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $75.0 million and (y) 4.0% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which internal financial statements are available (plus, in the case of any Refinancing Indebtedness, any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect of such Refinancing Indebtedness);
(12)    Indebtedness in connection with a Qualified Receivables Transaction;
(13)    other Indebtedness of Parent or of any of Restricted Subsidiary in an aggregate principal amount that, when taken together with all other Indebtedness of Parent and the Restricted Subsidiaries outstanding on the date of such Incurrence pursuant to this clause (13) and Refinancing Indebtedness in respect thereof Incurred pursuant to clause (6) of this Section 4.03(b), does not exceed the greater of (A) $115.0 million and (B) 6.0% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which financial statements are available (plus, in the case of any Refinancing Indebtedness, any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect of such Refinancing Indebtedness);
(14)    Indebtedness in an aggregate principal amount not to exceed $30.0 million at any one time outstanding under the Cash Collateral Agreement (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);
(15)    Indebtedness under cash management agreements or Incurred in respect of netting services, overdraft protections and similar protections, in each case, in connection with cash management or deposit accounts;
(16)    Indebtedness or Disqualified Stock of Parent or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof Incurred pursuant to clause (6) of this Section 4.03(b), not greater than 100.0% of the amount of Net Cash Proceeds received by Parent and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Capital Stock of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to Parent or any Restricted Subsidiary) or cash contributed to the capital of Parent or the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Capital Stock to, or contributions received from, Parent or any of its Subsidiaries) to the extent such Net Cash Proceeds or cash have not been applied to increase the calculation set forth in Section 4.04(a) pursuant to clause (3)(B) of such Section 4.04(a) or applied to make Restricted Payments specified in clauses 4.04(b)(1) or (b)(5) or to make Permitted Investments specified in clause (1) of the definition thereof (plus, in the case of any Refinancing Indebtedness, any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect of such Refinancing Indebtedness);
(17)    Indebtedness of Parent or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and
(18)    Indebtedness in respect of Obligations of Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such Obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations.
(c)    For purposes of determining compliance with this Section 4.03:
(1)    all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred under Section 4.03(b)(1) and may not later be reclassified;
(2)    if an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 4.03(a) or clauses (1) through (18) of Section 4.03(b), the Issuer, in its sole discretion, will classify, reclassify, or later divide, classify or reclassify (as if Incurred at such later time) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.03; and
(3)    at the time of Incurrence, classification or reclassification, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 4.03(a) or clauses (1) through (18) of Section 4.03(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred, classified or reclassified pursuant to any other clause or paragraph above (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred, classified or reclassified pursuant to any such clause or paragraph (or any portion thereof) at such time.
(d)    Notwithstanding any provision of this Indenture, accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(e)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.
(f)    The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.
SECTION 4.04.    Limitation on Restricted Payments.
(a)    Parent shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Parent or such Restricted Subsidiary makes such Restricted Payment:
(1)    a Default shall have occurred and be continuing (or would result therefrom);
(2)    the Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a); or
(3)    the aggregate amount of such Restricted Payment and all other Restricted Payments (including Restricted Payments permitted by Section 4.04(b)(3), but excluding all other Restricted Payments permitted by the next succeeding paragraph) since the Issue Date would exceed the sum of (without duplication):
(A)    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from and including July 1, 2016 to the end of the most recent fiscal quarter for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus
(B)    100% of the aggregate Net Cash Proceeds received by Parent and 100% of the Fair Market Value at the time of receipt of Property other than cash, if any, received by Parent, from the issuance or sale of its Capital Stock (other than Disqualified Stock and Excluded Contributions) subsequent to the 2024 Notes Issue Date (other than an issuance or sale to a Subsidiary of Parent and other than an issuance or sale to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution and 100% of the Fair Market Value at the time of receipt of Property other than cash, if any, received by Parent from its shareholders subsequent to the 2024 Notes Issue Date; plus
(C)    the amount by which Indebtedness of Parent is reduced on Parent’s balance sheet upon the conversion or exchange subsequent to the 2024 Notes Issue Date of any Indebtedness of Parent converted into or exchanged for Capital Stock

(other than Disqualified Stock) of Parent (less the amount of any cash, or the Fair Market Value of any other Property, distributed by Parent upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds plus the Fair Market Value at the time of receipt of Property other than cash, if any, received by Parent or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds or the Fair Market Value of Property other than cash from sales to a Subsidiary of Parent or to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees); plus
(D)    an amount equal to the net reduction in the Investments (other than Permitted Investments) made subsequent to the 2024 Notes Issue Date by Parent or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case, received by Parent or any Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Parent or any Restricted Subsidiary in such Person; plus
(E)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary subsequent to the 2024 Notes Issue Date, the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, except to the extent that the Investment in such Unrestricted Subsidiary was made by Parent or a Restricted Subsidiary pursuant to Section 4.04(b)(12) or to the extent that such Investment constituted a Permitted Investment.
(b)    Section 4.04(a) shall not prohibit:
(1)    any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Parent or any other direct or indirect parent of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Parent or an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Parent or any other direct or indirect parent of the Issuer from its shareholders; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.04(a)(3)(B);
(2)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person that is permitted to be Incurred pursuant to Section 4.03;
(3)    the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration or the giving notice of such redemption thereof, if at the date of declaration or the giving notice of such redemption, as applicable, such payment would have complied with the provisions of this Section 4.04;

(4)    so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of Parent or any of its Subsidiaries from employees, former employees, directors or former directors of Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved or ratified by the Board of Directors of Parent under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $10.0 million in any calendar year (provided that (A) if Parent and the Restricted Subsidiaries make less than $10.0 million in the aggregate of such Restricted Payments in any calendar year, the unused amount for such calendar year may be carried over to the succeeding calendar years (up to a maximum of $30.0 million in any calendar year) and (B) the amount payable in any calendar year may be increased by an amount up to the sum of (i) the amount of cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent or any other direct or indirect parent of the Issuer to present or former employees, directors, officers or consultants of Parent or any of its Subsidiaries, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.04(a)(3)(B), plus (ii) the cash proceeds of key man life insurance policies received by Parent or the Restricted Subsidiaries after the Issue Date, less (iii) the amount of repurchases and other acquisitions previously made with the cash proceeds described in clauses (B)(i) and (B)(ii)); provided, further, however, that cash proceeds referred to in clause (B)(i) used to make Restricted Payments under this clause (4) shall be excluded from the calculation of amounts under Section 4.04(a)(3)(B); provided, further, that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (B)(i) and (B)(ii) in any calendar year;
(5)    the declaration and payments of dividends on Disqualified Stock issued pursuant to Section 4.03; provided, however, that at the time of payment of such dividend or other cash payment, no Default shall have occurred and be continuing (or result therefrom);
(6)    repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;
(7)    Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;
(8)    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent; provided, however, that any such cash payment shall not be for the purpose of evading this Section 4.04;
(9)    if no Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Preferred Stock or any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.08 and Section 4.06 in each case, at a purchase price not greater than 101% (in the case of a Change of Control) or 100% (in the case of an Asset Disposition) of the liquidation value or principal amount of such Preferred Stock or Subordinated Indebtedness, plus any accrued and unpaid dividends or interest thereon; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Excess Proceeds Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10)    payments of intercompany Subordinated Indebtedness, the Incurrence of which was permitted under clause Section 4.03(b)(2); provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;
(11)    any Restricted Payment, so long as the Leverage Ratio is no more than 3.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom);
(12)    Restricted Payments in an amount that, when taken together with all Restricted Payments made pursuant to this clause (12), does not exceed the greater of (A) $150.0 million and (B) 6.0% of Total Assets, as determined based on the consolidated balance sheet of Parent as of the end of the most recent fiscal quarter for which internal financial statements are available; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); or
(13)    Restricted Payments of up to 6.0% of the Market Capitalization per fiscal year.
(c)    The amount of any Restricted Payment that is not made in cash shall be determined in a manner consistent with the determination of the amount of an Investment as set forth in the final sentence of the first paragraph of the definition of “Investment.”
SECTION 4.05.    Limitation on Restrictions on Distributions from Restricted Subsidiaries. Parent shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock to Parent or a Restricted Subsidiary or pay any Indebtedness owed to Parent or any Restricted Subsidiary, (y) make any loans or advances to Parent or any Restricted Subsidiary or (z) transfer any of its Property to Parent or any Restricted Subsidiary, except:
(1)    with respect to clauses (x), (y) and (z):
(A)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the 2024 Notes Indenture, or applicable law, rule, regulation or order;
(B)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Parent and outstanding on such date;
(C)     any encumbrance or restriction pursuant to applicable law and other customary conditions and restrictions contained in any agreement, document or instrument relating to the formation, operation and regulatory requirements or limitations related to a Captive Insurance Subsidiary;
(D)     contracts or agreements for the sale of Property, including any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or Property of such Restricted Subsidiary;
(E)     restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(F)     any limitation or prohibition on the disposition or distribution of Property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is customary for such agreements;
(G)     restrictions contained in any Qualified Receivables Transaction with respect to any Receivables Entity;
(H)     customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business or consistent with past practice or industry norm;
(I)     any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the Property of Parent and the Restricted Subsidiaries, taken as whole, or adversely affect the Issuer’s ability to make principal and interest payments on the Notes, in each case, as determined in good faith by Parent or the Issuer;
(J) secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.09 that limit the right of the debtor to dispose of the Property securing such Indebtedness;
(K) other Indebtedness, Disqualified Stock or Preferred Stock (i) of Parent or any Restricted Subsidiary that is a Subsidiary Guarantor or a Foreign Subsidiary or (ii) of any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer) or any Guarantor’s ability to satisfy its obligations under its Note Guarantee (as determined in good faith by the Issuer), provided that in the case of each of subclauses (i) and (ii), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03; and
(L)     any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (K) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
(2)    with respect to clause (z) only:
(A)     any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any Property that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including, without limitation, licenses of intellectual property) or other contract; and
(B)     (i) purchase money obligations for Property acquired and (ii) any encumbrance or restriction contained in Capital Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the Property subject to such Capital Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages.
SECTION 4.06.    Limitation on Sales of Assets and Subsidiary Stock.
(a)    Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:
(1)    Parent or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;
(2)    at least 75% of the consideration thereof received by Parent or such Restricted Subsidiary is in the form of cash or cash equivalents; and
(3)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Parent or such Restricted Subsidiary within 365 days after Parent’s or any Restricted Subsidiary’s receipt of the proceeds of any Asset Disposition, as the case may be:
(A)    to repay (i) secured Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (ii) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (iii) the Notes or (iv) other Senior Indebtedness (other than secured Indebtedness) (provided that if the Issuer or any Guarantor shall so reduce Obligations under other Senior Indebtedness pursuant to this subclause (iv) that does not constitute secured Indebtedness (which does not include Indebtedness described in subclauses (i), (ii) and (iii), even if such Indebtedness may also constitute Senior Indebtedness), the Issuer will equally and ratably repurchase the Notes as provided under Article III through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 4.06(b) for an Excess Proceeds Offer) to all Holders to purchase a pro rata principal amount of Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any), in each case, other than Indebtedness owed to Parent or an Affiliate of Parent;
(B)    to the extent the Issuer elects (including with respect to the balance of such Net Available Cash after application (if any) in accordance with clause (A)), to acquire , or make a capital expenditure in respect of, Additional Assets (or to reimburse the cost of any acquisition of, or capital expenditure in respect of, Additional Assets made after the Asset Disposition was contractually committed), within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and
(C)    to the extent of the balance of such Net Available Cash after application (if any) in accordance with clauses (A) and (B), to make an offer to the Holders (and to holders of other Senior Indebtedness of the Issuer or any Guarantor designated by Parent) to purchase Notes (and such other Senior Indebtedness of the Issuer or any Guarantor) pursuant to and subject to the conditions contained in this Indenture;
provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness made to satisfy clause (A) or (C) above, Parent or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
In the case of clause (B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Available Cash.
Notwithstanding the foregoing provisions of this Section 4.06, (A) the 75% limitation referred to in Section 4.06(a)(2) shall not apply to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with Section 4.06(a), is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation and (B) Parent and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this Section 4.06 except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this Section 4.06 (the “Excess Proceeds”) exceeds $25.0 million. Pending application of Net Available Cash pursuant to this Section 4.06, such Net Available Cash may be applied to temporarily reduce revolving credit indebtedness or in any other manner not prohibited by this Indenture.
For the purposes of this Section 4.06, the following are deemed to be cash or cash equivalents:
(1)    the assumption or discharge of any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Parent or such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes and the Note Guarantees) that are assumed by the transferee of such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee;
(2)    securities or other obligations or assets received by Parent or any Restricted Subsidiary from the transferee that are converted by Parent or such Restricted Subsidiary within 180 days into cash, to the extent of cash received in that conversion;
(3)    all Temporary Cash Investments;
(4)    Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with the Asset Disposition;
(5)    consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Parent or any Restricted Subsidiary; and
(6)    any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) $35.0 million.

(b)    In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Issuer or any Guarantor) pursuant to Section 4.06(a)(3)(C), the Issuer shall purchase Notes tendered pursuant to an offer (an “Excess Proceeds Offer”) by the Issuer for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Issuer or a Guarantor was issued with a significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Issuer or a Guarantor, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate principal amount of Notes and other Senior Indebtedness of the Issuer or a Guarantor tendered exceeds the Net Available Cash allotted to their purchase, the Issuer shall select the Notes and such other Senior Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes or such other Senior Indebtedness but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or any greater integral multiple of $1,000. To the extent that the aggregate amount of Notes and other Senior Indebtedness so tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. The Issuer shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Issuer or a Guarantor) pursuant to this Section 4.06 if the Net Available Cash available therefor is less than $25.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.
(c)    The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.06. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.06, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.06 by virtue of its compliance with such securities laws or regulations.
SECTION 4.07.    Limitation on Affiliate Transactions.
(a)    Parent shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Parent (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless:
(1)    the terms of the Affiliate Transaction are no less favorable to Parent or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and
(2)    if such Affiliate Transaction involves an amount in excess of $25.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Parent disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied.
(b)    The provisions of Section 4.07(a) shall not prohibit:
(1)    any Investment or other Restricted Payment, in each case, permitted to be made pursuant to Section 4.04;

(2)    any employment or consulting agreement, employee benefit plan, severance agreement, officer or director indemnification agreement or any similar arrangement entered into by the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary, including any reasonable and customary fees and reimbursements of expenses to be paid thereunder;
(3)    loans or advances (or cancellation of loans or advances) to officers, directors, employees or consultants in the ordinary course of business of Parent or the Restricted Subsidiaries;
(4)    the payment of reasonable fees or other reasonable compensation to, or the provision of customary benefits or indemnification arrangements to, directors of Parent and the Restricted Subsidiaries;
(5)    any transaction with Parent, a Restricted Subsidiary or any Person that would constitute an Affiliate Transaction solely because Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary or Person;
(6)    the issuance or sale of any Capital Stock (other than Disqualified Stock) of Parent;
(7)    any agreement as in effect on the Issue Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to Parent or the Restricted Subsidiaries) and the transactions evidenced thereby;
(8)    the provision of services to directors or officers of Parent or any of the Restricted Subsidiaries of the nature provided by Parent or any of the Restricted Subsidiaries to customers in the ordinary course of business;
(9)    any transaction or transactions are pursuant to any Qualified Receivables Transaction;
(10)    any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged into, amalgamated with or consolidated into Parent or a Restricted Subsidiary (provided that such transaction is not entered into in contemplation of such event);
(11)    any transaction with Parent’s or any Restricted Subsidiary’s customers, clients, suppliers, landlords, lessors, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer, or are on terms at least as favorable as would reasonably have been entered into at such time with a Person who is not an Affiliate of Parent (as determined in good faith by the Issuer);
(12)    payment or reimbursement of fees and expenses of Parent and any of its shareholders in connection with any registration of the Capital Stock of Parent pursuant to registration rights agreements or as otherwise approved by the Board of Directors of Parent in an amount not to exceed $5.0 million in any fiscal year;
(13)    transactions in which Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.07(a)(1); and

(14)    any merger, consolidation or reorganization of Parent or the Issuer with an Affiliate, solely for the purposes of (x) forming a holding company or (y) reincorporating Parent or the Issuer in a new jurisdiction.
SECTION 4.08.    Change of Control.
(a)    Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described under Article III.
(b)    Within 30 days following any Change of Control, the Issuer shall mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
(1)    that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);
(2)    the circumstances and relevant facts regarding such Change of Control;
(3)    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and
(4)    the instructions, as determined by the Issuer, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased.
(c)    Notwithstanding the provisions of this Section 4.08, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
(d)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(e)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.
(f)    Notes repurchased by the Issuer pursuant to a Change of Control Offer shall have the status of Notes issued but not outstanding or will be retired and canceled at the option of the

Issuer. Notes purchased by a third party pursuant to this Section 4.08 shall have the status of Notes issued and outstanding.
(g)    At the time the Issuer delivers Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.
(h)    The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue of its compliance with such securities laws or regulations.
(i)    The provisions in this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes issued thereunder as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes.
SECTION 4.09.    Limitation on Liens.
(a)    Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
(b)    For purposes of determining compliance with this Section 4.09, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.09(a) but may be permitted in part under any combination thereof and (ii) if a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.09(a), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.09 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.09(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.09(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph of this Indenture.
(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer or any direct or indirect parent of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class and accretion of original issue discount or liquidation preference.
SECTION 4.10.    Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending December 31, 2019, an Officers’ Certificate stating that a review of the activities of the Issuer during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether any Default has occurred during such period and further stating whether or not the signer knows of any Default that occurred during such period. If such Officer does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officers’ Certificate delivered to the Trustee pursuant to this Section 4.10, the Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.
SECTION 4.11.    Future Guarantors. Parent shall cause each Restricted Subsidiary (other than the Issuer) that is a Domestic Subsidiary and that Guarantees any Indebtedness of the Issuer or any Guarantor in respect of the Credit Agreement or Capital Markets Indebtedness (or Incurs any such Indebtedness) to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture.
SECTION 4.12.    Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 4.13.    Maintenance of Office or Agency.
(a)    The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee as set forth in Section 11.01.
(b)    The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)    The Issuer hereby designates the Corporate Trust Office of the Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.
SECTION 4.14.    Covenant Suspension. During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then Sections 4.03, 4.04, 4.05, 4.06, 4.07 and 5.01(a)(3) (collectively, the “Suspended Covenants”) shall not be applicable to the Notes.
During the Suspension Period, Parent shall not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”
In the event that Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the occurrence of a Covenant Suspension Event, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then Parent and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”
Notwithstanding the foregoing, if any such reinstatement occurs, no action taken or omitted to be taken by Parent or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.04 had been in effect prior to, but not during, the Suspension Period and, accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a); (2) all Indebtedness Incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to Section 4.03(b)(4); (3) all Liens created during the Suspension Period will be classified to have been Incurred pursuant to clause (8) of the definition of “Permitted Liens”; and (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (x) through (z) of Section 4.05 that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.05(1)(A). For purposes of determining compliance with Section 4.06, on the Reversion Date, the Net Available Cash from Asset Dispositions not applied in accordance with Section 4.06 will be deemed reset at zero. The Issuer will provide written notice to the Trustee of the occurrence of any Suspension Period or Reversion Date.
The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes have Investment Grade Ratings from both Rating Agencies or of the occurrence of a Reversion Date.
ARTICLE V

SUCCESSOR COMPANY
SECTION 5.01.    When Issuer May Merge or Transfer Assets.
(a)    The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:
(1)    the Issuer is the surviving or continuing Person or the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by a indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture;
(2)    immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary thereof as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and
(3)    immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a) or (B) the Consolidated Coverage Ratio for the Successor Company would be equal to or greater than such ratio for Parent and the Restricted Subsidiaries immediately prior to such transaction;
provided, however, that clauses (2) and (3) above shall not be applicable to (A) the Issuer or any Restricted Subsidiary consolidating with, merging into or transferring all or part of its Property to the Issuer or a Restricted Subsidiary, (B) the Issuer merging, consolidating or amalgamating with an Affiliate of the Issuer incorporated solely for the purpose of reincorporating or reorganizing the Issuer in another jurisdiction, (C) the Issuer or any Restricted Subsidiary converting into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby, or (D) any merger, consolidation or reorganization of Parent or the Issuer with an Affiliate, solely for the purposes of forming a holding company.
For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the Property of one or more Subsidiaries of the Issuer, which, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the Property of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the Property of the Issuer.
The Successor Company shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and the predecessor Issuer shall be released from the obligation to pay the principal of and interest on the Notes.
(b)    Parent shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person (other than the Issuer or another Subsidiary Guarantor), unless:
(1)    (x) such Subsidiary Guarantor is the surviving or continuing Person or the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a Person organized and existing under the laws of the United States of America, any State thereof, the District of Columbia or the same jurisdiction as such Subsidiary Guarantor and the Successor Guarantor (if not the Issuer or another Subsidiary Guarantor) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Note Guarantee and this Indenture, (y) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any Subsidiary as a result of such transaction as having been Incurred by such Successor Guarantor or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing and (z) the transaction is made in compliance with Section 4.11; or

(2)    such merger, conveyance, transfer or lease is not in violation of Section 4.06.
Notwithstanding the foregoing, (i) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in another jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of another jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (ii) a Subsidiary Guarantor may merge, amalgamate or consolidate with the Issuer or any Subsidiary Guarantor.
In addition, notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to Parent, the Issuer or another Subsidiary Guarantor.
(c)    Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity.
ARTICLE VI

DEFAULTS AND REMEDIES
SECTION 6.01.    Events of Default. An “Event of Default” occurs with respect to Notes if:
(1)    there is a default in the payment of interest on the Notes when due, continued for 30 days;
(2)    the Issuer (A) defaults in the payment of principal of (and premium, if any, on) any Note when due at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise or (B) fails to purchase Notes when required pursuant to this Indenture or the Notes;
(3)    there is a failure by the Issuer or any Guarantor to comply with its obligations under Section 5.01;
(4)    there is a failure by the Issuer or any Guarantor to comply with its agreements contained in this Indenture (other than those referred to in clauses (1), (2) and (3) above) and such failure continues for 60 days after receipt of written notice of such failure given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes;
(5)    Indebtedness of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million;

(6)    the Issuer, a Guarantor or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:
(i)    commences a voluntary case;
(ii)    consents to the entry of an order for relief against it in an involuntary case;
(iii)    consents to the appointment of a Custodian of it or for any substantial part of its property; or
(iv)    makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;
(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Issuer, a Guarantor or any Significant Subsidiary in an involuntary case;
(ii)    appoints a Custodian of the Issuer, a Guarantor or any Significant Subsidiary or for any substantial part of its property; or
(iii)    orders the winding up or liquidation of the Issuer, a Guarantor or any Significant Subsidiary;
or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;
(8)    any judgment or decree for the payment of money in excess of $30.0 million is entered against the Issuer, a Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or effectively stayed; or
(9)    a Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or a Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under its Note Guarantee and such Default occurs for 10 days.
SECTION 6.02.    Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) with respect to the Issuer) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Issuer (with a copy to the Trustee) may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(6) or (7) with respect to the Issuer occurs and is continuing, the principal of and interest on all the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the outstanding Notes by notice to the Trustee may rescind any such acceleration with respect to the Notes and its consequences if the Event of Default giving rise to such acceleration has been cured or waived.
SECTION 6.03.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.
SECTION 6.04.    Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note (other than principal or interest that has become due solely because of acceleration), (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured and the Issuer, the Trustee and the Holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
SECTION 6.05.    Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.
SECTION 6.06.    Limitation on Suits.
(a)    Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)    Holders of at least 30% in aggregate principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
(3)    such Holders have offered the Trustee security or indemnity against any loss, liability or expense, satisfactory to the Trustee in its sole discretion;
(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(5)    Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
(b)    A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
SECTION 6.07.    Contractual Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of and interest on the Note held by such Holder, on or after the respective due dates thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, without the possession of any of the Notes or the production thereof in any proceeding related thereto, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and any amount due hereunder and such further amount as shall be sufficient to cover the costs and expenses of collection, including the actual, documented and reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.09.    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuer, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee hereunder. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.10.    Priorities. Any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuer’s or any Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:
FIRST: to the Trustee (acting in any capacity hereunder) for amounts due hereunder;
SECOND: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
THIRD: to the Issuer or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.
The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall deliver to each Holder and the Issuer a notice that states the record date, the payment date and the amount to be paid.
SECTION 6.11.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Article

VI does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.
SECTION 6.12.    Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII

TRUSTEE
SECTION 7.01.    Duties of Trustee.
(a)    The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default occurs (and is not cured or waived) and is actually known to a Trust Officer of the Trustee, the Trustee will be required, in the exercise of its rights and powers vested in it by this Indenture, to use the degree of care of a prudent person in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    The duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and
(2)    the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(1)    this clause (c) does not limit the effect of clause (b) of this Section 7.01;
(2)    the Trustee shall not be liable for any error of judgment made in good faith unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;
(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it hereunder; and

(4)    no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.
(e)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.
SECTION 7.02.    Rights of Trustee.
(a)    The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.
(c)    The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final non-appealable order.
(e)    The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(f)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall Incur no liability of any kind by reason of such inquiry or investigation.
(g)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the written request or direction of any of the Holders pursuant to this Indenture, unless, subject to the terms hereof, such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its sole discretion, against any loss, liability or expense which might be Incurred by it in compliance with such request or direction.

(h)    The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.
(i)    Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.
(j)    Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article IV. The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.
(k)    The Trustee may request that the Issuer delivers an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(l)    The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.
(m)    The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.
(n)    The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.
SECTION 7.03.    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
SECTION 7.04.    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Guarantees or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(3), (4), (5), (6), (7), (8) or (9), or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 11.01 from the Issuer, any Guarantor or any Holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the Holders and the Issuer having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.
SECTION 7.05.    Notice of Defaults. If a Default occurs, is continuing and is actually known to a Trust Officer of the Trustee, the Trustee must mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to each Holder notice of such Default within 90 days after the Default occurs. Except in the case of a Default in the payment of principal of or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the Holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.
SECTION 7.06.    [Reserved].
SECTION 7.07.    Compensation and Indemnity. The Issuer shall pay to the Trustee (acting in any capacity hereunder) from time to time compensation for its acceptance of this Indenture and its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (acting in any capacity hereunder) or any predecessor Trustee and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or any Note Guarantee against the Issuer or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuer and the Guarantors, as applicable, and such parties in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or gross negligence.
To secure the Issuer’s and the Guarantors’ payment obligations under this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, other than money or property held in trust to pay principal of and interest on particular Notes.
The Issuer’s and the Guarantors’ payment obligations pursuant to this Indenture and the Trustee’s Lien provided in this Section 7.07 shall survive the satisfaction or discharge of this

Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses or renders services after the occurrence of a Default specified in Section 6.01(6) or (7) with respect to the Issuer, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Law.
No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction, in its sole discretion.
SECTION 7.08.    Replacement of Trustee.
(a)    The Trustee may resign at any time by so notifying the Issuer in writing at least 30 days in advance of such resignation and be discharged upon such resignation from the trust created hereby by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer may upon five Business Days’ notice remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.10;
(2)    the Trustee is adjudged bankrupt or insolvent;
(3)    a receiver or other public officer takes charge of the Trustee or its property; or
(4)    the Trustee otherwise becomes incapable of acting.
(b)    If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in aggregate principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.
(c)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail, or otherwise deliver in accordance with the procedures of the Depository, a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided in Section 7.07. The retiring (or removed) Trustee shall have no liability or responsibility for the actions or inaction of any successor Trustee.
(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.
(e)    If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the Trust Indenture Act, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under this Article VII shall continue for the benefit of the retiring Trustee.
SECTION 7.09.    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
SECTION 7.10.    Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the Trust Indenture Act, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the Trust Indenture Act; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met.
SECTION 7.11.    Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.
ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE
SECTION 8.01.    Discharge of Liability on Notes; Defeasance.
(a)    This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee) as to all outstanding Notes when:
(1)    either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption; and
(2)    the Issuer and/or the Guarantors have paid all other sums payable under this Indenture.
Upon completion of the foregoing, the Issuer shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.
(b)    Subject to Sections 8.01(c) and 8.02, (1) at any time, the Issuer may, at its option, elect to have the obligations of the Issuer and the Guarantors under the Notes, the Note Guarantees and this Indenture terminate (“legal defeasance”) or (2) the Issuer may, at its option and at any time, elect to have its obligations and those of the Guarantors released with respect to their respective obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 and 4.11 and the operation of Sections 6.01(5), 6.01(6), 6.01(7) and 6.01(8) (but, in the case of Sections 6.01(6) and (7), with respect to Subsidiary Guarantors and Significant Subsidiaries only) and the limitations contained in Section 5.01(a)(3) (“covenant defeasance”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(1), 6.01(5), 6.01(6), 6.01(7) or 6.01(8) (but, in the case of Sections 6.01(6) and (7), with respect to Guarantors and Significant Subsidiaries only) or because of the failure of the Issuer to comply with Section 5.01(a)(3). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor shall be released from all of its obligations with respect to its Note Guarantee.
Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.
(c)    Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article VII, including, without limitation, Sections 7.07 and 7.08 and in this Article VIII and the rights and immunities of the Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the Trustee under this Indenture shall survive such satisfaction and discharge.
SECTION 8.02.    Conditions to Defeasance. The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:
(1)    the Issuer irrevocably deposits in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;
(2)    the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;
(3)    no Default specified in Section 6.01(6) or (7) with respect to the Issuer shall have occurred or is continuing on the date of such deposit;
(4)    the deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;
(5)    in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;
(6)    such exercise does not impair the contractual right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
(7)    in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
(8)    the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.
Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.
SECTION 8.03.    Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased; provided that, if there is a tender offer by the Issuer for outstanding Notes that is in progress at the time of such deposit, such money deposited with the Trustee pursuant to Section 8.01 or 8.02 may be applied to pay any cash consideration for any Notes validly tendered into such tender offer and not validly withdrawn so long as prior to any such application the Issuer delivers an Officers’ Certificate to the Trustee certifying that after giving effect to such application, the amount remaining on deposit with the Trustee will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes (excluding Notes delivered to the Trustee for cancellation and Notes to be repurchased in such tender offer) for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be.
SECTION 8.04.    Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.
Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.
SECTION 8.05.    Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
SECTION 8.06.    Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.
ARTICLE IX

AMENDMENTS AND WAIVERS
SECTION 9.01.    Without Consent of the Holders. The Issuer, the Guarantors and the Trustee may amend this Indenture, the Notes and/or the Note Guarantees without notice to or the consent of any Holder:
(1)    to cure any ambiguity, omission, defect or inconsistency;
(2)    to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under this Indenture;

(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
(4)    to add Guarantees with respect to the Notes, including any Note Guarantees, or to secure the Notes;
(5)    to add to the covenants of Parent or a Restricted Subsidiary for the benefit of the Holders or to surrender any right or power conferred upon Parent or a Restricted Subsidiary;
(6)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;
(7)    to conform the text of this Indenture or the Notes (including the Note Guarantees) to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture or the Notes;
(8)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or
(9)    to provide for the issuance of Additional Notes in accordance with the terms of this Indenture.
SECTION 9.02.    With Consent of the Holders. The Issuer, the Guarantors and the Trustee may amend this Indenture, the Notes and the Note Guarantees with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes), including, without limitation, the provisions related to a Change of Control, and any existing Default or Event of Default or compliance with any provisions may also be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes). However, without the consent of each Holder affected thereby, an amendment or waiver may not:
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the rate of or extend the time for payment of interest on any Note;
(3)    reduce the principal of or change the Stated Maturity of any Note;
(4)    reduce the amount payable upon the redemption of any Note;
(5)    make any Note payable in money other than that stated in the Note;
(6)    impair the contractual right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
(7)    make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(8)    expressly subordinate the Notes or any Note Guarantee in right of payment to any other Indebtedness of the Issuer or any Guarantor; or
(9)    make any change in, or release other than in accordance with this Indenture, any Note Guarantee that would adversely affect the Holders.
The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
After an amendment under this Section 9.02 becomes effective, the Issuer will be required to send to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment under this Section 9.02.
SECTION 9.03.    Revocation and Effect of Consents and Waivers.
(a)    A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer, the Guarantors and the Trustee.
(b)    The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
SECTION 9.04.    Notation or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.
SECTION 9.05.    Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officers’ Certificate and (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture.

SECTION 9.06.    Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.
ARTICLE X

GUARANTEE
SECTION 10.01.    Note Guarantee.
(a)    Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors shall be unsecured. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.
(b)    Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 10.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.
(c)    Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.
(d)    Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e)    The Note Guarantee of each Guarantor is, to the extent and in the manner set forth in this Article X, equal in right of payment to all existing and future Senior Indebtedness and senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.
(f)    Except as expressly set forth in Sections 8.01(b), 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.
(g)    Each Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.
(h)    In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee.
(i)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.01.
(j)    Each Guarantor also agrees to pay any and all costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.
(k)    Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02.    Limitation on Liability.
(a)    Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Note Guarantee or this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.
(b)    A Note Guarantee as to Parent or any Restricted Subsidiary that is (or becomes) a party hereto on the date hereof or that executes a supplemental indenture in accordance with Section 4.11 and provides a Guarantee of the Notes shall terminate and be of no further force or effect and such Note Guarantee shall be deemed to be automatically released from all obligations under this Article X upon any of the following:
(1)    with respect to a Subsidiary Guarantor, upon the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;
(2)    with respect to a Subsidiary Guarantor, upon the designation of the Subsidiary Guarantor as an Unrestricted Subsidiary under this Indenture;
(3)    with respect to a Subsidiary Guarantor, if the Subsidiary Guarantor is dissolved or liquidated;
(4)    upon the release or discharge of the Guarantee by a Guarantor of the Credit Agreement or any other Indebtedness that resulted in the obligation to provide a Note Guarantee, except a release or discharge by or as a result of payment under such Guarantee; and
(5)    if the Issuer exercises its legal defeasance option or its covenant defeasance option under Article VIII or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture.
A Restricted Subsidiary’s Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing amounts outstanding under the Credit Agreement or other exercise of remedies in respect thereof.
SECTION 10.03.    [Reserved].
SECTION 10.04.    Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 10.05.    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.
SECTION 10.06.    Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 10.07.    Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary of Parent which is required to become a Subsidiary Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Subsidiary Guarantor under this Article X and shall Guarantee the Notes. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate stating that such supplemental indenture is authorized or permitted by this Indenture.
SECTION 10.08.    Non-Impairment. The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.
ARTICLE XI

MISCELLANEOUS
SECTION 11.01.    Notices.
(a)    Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:
if to the Issuer or a Guarantor:

c/o AMN Healthcare, Inc.
12400 High Bluff Drive
San Diego, California 92130
Attention: General Counsel
Facsimile: 866-893-0682
with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: John C. Kennedy
Fax: 212-757-3990

if to the Trustee:

U.S. Bank National Association
Corporate Trust Department
633 West 5th Street, 24th Floor
Los Angeles, CA 90071
Attention: Bradley E. Scarbrough
Fax: 213-615-6197

(b)    Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
(c)    Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.
(d)    The Trustee may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.
(e)    Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders may be made electronically in accordance with procedures of the Depository.
SECTION 11.02.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:
(a)    an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(b)    an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
SECTION 11.03.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.10) shall include:
(a)    a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 11.04.    When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
SECTION 11.05.    Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.
SECTION 11.06.    Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.
SECTION 11.07.    Governing Law. THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 11.08.    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 11.09.    Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 11.10.    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original (which may be delivered in original form or facsimile or an electronic file thereof), but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
SECTION 11.11.    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION 11.12.    Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.
SECTION 11.13.    Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 11.14.    Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.15.    U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.
The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
[Remainder of page intentionally left blank.]
IN WITNESS WHEREOF, the parties hereto have executed this Indenture on the date first set forth above.
AMN HEALTHCARE, INC., as Issuer
By:    /s/ Brian Scott
    Name: Brian Scott
    Title: Chief Financial Officer

AMN ALLIED SERVICES, LLC
AMN HEALTHCARE ALLIED, INC.
AMN SERVICES, LLC
AMN STAFFING SERVICES, LLC
AMN VISION SERVICES, LLC
AMN WORKFORCE SOLUTIONS, LLC
ADVANCED MEDICAL PERSONNEL SERVICES, INC.
AVANTAS, LLC
B. E. SMITH, LLC
B. E. SMITH INTERIM SERVICES, LLC
HEALTHSOURCE GLOBAL STAFFING, INC.
INNOVATIVE PLACEMENTS, LLC
LEADERS FOR TODAY, LLC
LOCUM LEADERS, LLC
MEDEFIS, INC.
MERRITT, HAWKINS & ASSOCIATES, LLC
MILLICANSOLUTIONS, LLC
NURSEFINDERS, LLC
O’GRADY-PEYTON INTERNATIONAL (USA), INC.
ONWARD HEALTHCARE, LLC
PEAK GOVERNMENT SERVICES, LLC
PHILLIPS, DIPISA & ASSOCIATES, INC.
RISE MEDICAL STAFFING, LLC
SHIFTWISE, INC.
SILVERSHEET INC.
STAFF CARE, INC.
THE FIRST STRING HEALTHCARE, INC.,
as Guarantors
By:    /s/ Brian Scott
    Name: Brian Scott
    Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:    /s/ Bradley E. Scarbrough
    Name: Bradley E. Scarbrough
    Title: Vice President
APPENDIX A
PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES
1.    Definitions.
1.1    Definitions.
For the purposes of this Appendix A the following terms shall have the meanings indicated below:
“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Global Notes Legend” means the legend set forth under that caption in the applicable Exhibit to this Indenture.
“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.
“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.
“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.
“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes initially offered and sold to QIBs in reliance on Rule 144A.
“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.
“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.
“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.
“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.
“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.
1.2    Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Clearstream	2.1(b)
Euroclear	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Note	2.1(b)
Regulation S Temporary Global Note	2.1(b)
Rule 144A Global Notes	2.1(b)

2.    The Notes.
2.1    Form and Dating; Global Notes.
(a)    The Initial Notes issued on the date hereof will be (i) privately placed by the Issuer pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more agreements in accordance with applicable law.
(b)    Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Appendix A-1

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearstream.
The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.
Members of, or direct or indirect participants in, the Depository (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes. The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.
(ii)    Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note and the Issuer thereupon fails to appoint a successor depository or (2) has ceased to be a clearing agency registered under the Exchange Act or (y) there shall have occurred and be continuing an Event of Default with respect to such Global Note and a request has been made for such exchange; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the

Appendix A-2

Issuer for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.
(iii)    In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subparagraph (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(iv)    Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.
(v)    Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.
(vi)    The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
2.2    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).
(b)    Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A

Appendix A-3

beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and
(B)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.
(iv)    Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:
(A)    if the Holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or
(B)    if the Holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note,

Appendix A-4

and, in each such case, if the Issuer or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officers’ Certificate in accordance with Section 2.01 of this Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).
(v)    Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.
(c)    Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:
(i)    Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any Holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such Holder in the form attached to the applicable Note;
(B)    if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;
(C)    if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;
(D)    if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance

Appendix A-5

with Rule 144 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;
(E)    if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such Holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or
(F)    if such Transfer Restricted Definitive Note is being transferred to the Issuer, Parent or a Subsidiary thereof, a certificate from such Holder in the form attached to the applicable Note, the Trustee shall cancel the Transfer Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.
(ii)    Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A)    if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or
(B)    if the Holder of such Transfer Restricted Definitive Note proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officers’ Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Note transferred or exchanged pursuant to this subparagraph (ii).
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an

Appendix A-6

Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officers’ Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of the Unrestricted Definitive Note transferred or exchanged pursuant to this subparagraph (iii).
(iv)    Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).
(i)    Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;
(C)    if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;
(D)    if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and
(E)    if such transfer will be made to the Issuer, Parent or a Subsidiary thereof, a certificate in the form attached to the applicable Note.
(ii)    Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted

Appendix A-7

Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)    if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note; or
(B)    if the Holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(iv)    Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.
At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.
(f)    Legend.
(i)    Except as permitted by the following subparagraph (iii), (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):
“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM

Appendix A-8

REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, THE PARENT OR ANY SUBSIDIARY THEREOF OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”
Each Regulation S Note shall bear the following additional legend:
“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE

Appendix A-9

ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT”
Each Definitive Note shall bear the following additional legend:
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
(ii)    Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).
(iii)    Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.
(iv)    Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(g)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.
(h)    Obligations with Respect to Transfers and Exchanges of Notes.
(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

Appendix A-10

(ii)    No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or other governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.04 of this Indenture).
(iii)    Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(i)    No Obligation of the Trustee.
(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holder and all payments to be made to the Holder under the Notes shall be given or made only to the registered Holder (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-11

EXHIBIT A
[FORM OF FACE OF INITIAL NOTE]
[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]
BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
[Restricted Notes Legend]
THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE

SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER, PARENT OR ANY SUBSIDIARY THEREOF OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.
[Definitive Notes Legend]
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

[FORM OF INITIAL NOTE]
AMN HEALTHCARE, INC.

No. ____	144A CUSIP No. 00175P AB9
144A ISIN No. US00175PAB94
REG S CUSIP No. U0317P AB5
REG S ISIN No. USU0317PAB59
$___________
4.625% Senior Note due 2027
AMN HEALTHCARE, INC., a Nevada corporation (together with its successors and assigns under the Indenture), promises to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on October 1, 2027.
Interest Payment Dates: April 1 and October 1, commencing April 1, 2020.
Record Dates: March 15 and September 15
Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.
Dated:
AMN HEALTHCARE, INC.
By:
    Name:
    Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
U.S. BANK NATIONAL ASSOCIATION
as Trustee, certifies that this is
one of the Notes
referred to in the Indenture.

By:	Authorized Signatory
Dated:

______________________
*/    If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF INITIAL NOTE]
4.625% Senior Notes Due 2027
1.    Interest
AMN Healthcare, Inc., a Nevada corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semi-annually on April 1 and October 1 of each year (each an “Interest Payment Date”), commencing April 1, 2020. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 1, 2019. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by this Note, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2.    Method of Payment
The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15 (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on certificated Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.    Paying Agent and Registrar
Initially, U.S. Bank National Association, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-Registrar without notice. Parent or any of its Domestic Subsidiaries may act as Paying Agent, Registrar or co-Registrar.
4.    Indenture
The Issuer issued the Notes under an Indenture dated as of October 1, 2019 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the Holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.
The Notes are general unsecured obligations of the Issuer. [This Note is one of the Initial Notes referred to in the Indenture.] The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of Parent and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of certain Capital Stock of Parent and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Dispositions. The Indenture also imposes limitations on the ability of the Issuer and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.
5.    Optional Redemption
At any time and from time to time on and after October 1, 2022 (the “First Call Date”), the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth below, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2022	102.313%
2023	101.156%
2024 and thereafter	100.000%

In addition, at any time and from time to time prior to the First Call Date, the Issuer will be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (which includes Additional Notes, if any)  issued at a redemption price (expressed as a percentage of principal amount) of 104.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds from one or more Equity Offerings of the Issuer, Parent or any direct or indirect parent of Parent to the extent such Net Cash Proceeds are contributed to Parent or the Issuer; provided, however, that: (i) at least 60% of such aggregate principal amount of the Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than the Notes held, directly or indirectly, by the Issuer or its Affiliates); and (ii) each such redemption occurs within 90 days after the date of the related Equity Offering.
Prior to the First Call Date, the Issuer will be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

6.    Notice of Redemption
Notice of redemption will be mailed (or with respect to Global Note, to the extent permitted or required by applicable procedures or regulations of the Depository Trust Company, sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address (with a copy to the Trustee). Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.
7.    Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Dispositions
Upon a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a repurchase price in cash equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to (but excluding) the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the related Interest Payment Date) as provided in, and subject to the terms of, the Indenture.
In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.
8.    Guarantee
The payment by the Issuer of the principal of and interest on the Notes is unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.
9.    Denominations; Transfer; Exchange
The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder shall transfer or exchange Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes (i) selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or (ii) during a period of 15 days before a selection of Notes to be redeemed.
10.    Persons Deemed Owners
The registered Holder of this Note shall be treated as the owner of it for all purposes.
11.    Unclaimed Money
Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.
12.    Discharge and Defeasance
Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Issuer irrevocably deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
13.    Amendment, Waiver
Subject to certain exceptions set forth in the Indenture, the Issuer, the Guarantors and the Trustee may, with or without the consent of the Holders, modify, amend or supplement the Indenture, the Notes or the Note Guarantees as provided in Article IX of the Indenture.
14.    Defaults and Remedies
Under the Indenture, Events of Default include (1) a default in the payment of interest on the Notes when due, continued for 30 days, (2) the Issuer (A) defaults in the payment of principal of (and premium, if any, on) any Note when due at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise or (B) fails to purchase Notes when required pursuant to this Indenture or the Notes, and (3) other Events of Default set forth in Section 6.01 of the Indenture.
15.    Trustee Dealings with the Issuer
The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.
16.    No Recourse Against Others
No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability.
17.    Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
18.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
19.    CUSIP Numbers; ISINs
The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
20.    Governing Law
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of the form of this Note. Requests may be made to:
AMN Healthcare, Inc.
12400 High Bluff Drive
San Diego, California 92130
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

                (Print or type assignee’s name, address and zip code)

                (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint         agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:                    Your Signature:

Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER RESTRICTED NOTES
This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.
The undersigned (check one box below):

☐
has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.
In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW

(1)	☐	to Parent, the Issuer or any Subsidiary thereof; or
(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or
(4)	☐
inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐
outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:                    Your Signature:

Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Date:
                        NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The initial principal amount of this Global Note is $______________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Disposition) or 4.08 (Change of Control) of the Indenture, check the box:
Asset Disposition ☐        Change of Control ☐
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Disposition) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):
$
Date:                    Your Signature:
                             (Sign exactly as your name appears on the
                             other side of this Note)

Signature Guarantee:	Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B
[FORM OF TRANSFEREE LETTER OF REPRESENTATION]
TRANSFEREE LETTER OF REPRESENTATION
[AMN HEALTHCARE, INC.]
U.S. Bank National Association
633 West 5th Street, 24th Floor
Los Angeles, CA 90071
Attention: Corporate Trust Department
Ladies and Gentlemen:
This certificate is delivered to request a transfer of $_________ principal amount of the 4.625% Senior Notes due 2027 (the “Notes”) of AMN HEALTHCARE, INC. (collectively with its successors and assigns, the “Issuer”).
Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:
Name:
Address:
Taxpayer ID Number:
The undersigned represents and warrants to you that:
1.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.
2.    We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either of the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent Holder is required to, notify any purchaser of the Note evidenced hereby of the

B-1

resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (b), (c) or (d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.
Dated: ____________________
TRANSFEREE: ____________________,
By:

B-2

EXHIBIT C
[FORM OF SUPPLEMENTAL INDENTURE]
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [           ], among [NEW GUARANTOR] (the “New Guarantor”), a subsidiary of AMN HEALTHCARE SERVICES, INC., a Delaware corporation and the parent of AMN HEALTHCARE, INC., a Nevada corporation (or its successor) (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Issuer, Parent and certain Subsidiary Guarantors and the Trustee have heretofore executed an indenture, dated as of October 1, 2019 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 4.625% Senior Notes due 2027 (the “Notes”), initially in the aggregate principal amount of $300,000,000;
WHEREAS Sections 4.11 and 10.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 11.01 of the Indenture.
4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
6.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.
AMN HEALTHCARE, INC.

By:	Name: Title:
[NEW GUARANTOR], as a Guarantor

By:	Name: Title:
U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	Name: Title:

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